Exhibit (a)(1)(vi)

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER.—Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

For this type of account:		Give the SOCIAL SECURITY number of—
1.	Individual	The individual

2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)

3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)

4.	a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee (1)

	b. So-called trust account that is not a legal or valid trust under state law	The actual owner (1)

5.	Sole proprietorship	The owner (3)

For this type of account:		Give the EMPLOYER IDENTIFICATION number of—
6.	A valid trust, estate, or pension trust	The legal entity (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.) (4)

7.	Corporate	The corporation

8.	Association, club, religion, charitable, educational, or other tax-exempt organization	The organization

9.	Partnership	The partnership

10.	A broker or registered nominee	The broker or nominee

11.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	Show the individual’s name. You may also enter your business name. You may use your Social Security number or Employer Identification number.
(4)	List first and circle the name of the legal trust, estate, or pension trust.

NOTE:	If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Section references are to the Internal Revenue Code of 1986, as amended

Obtaining a Number

If you don’t have a taxpayer identification number or you don’t know your number, obtain Form SS-5, Application for a Social Security Number Card, Form W-7, Application for IRS Individual Taxpayer Identification Number or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service (the “IRS”) and apply for a number.

Payees Exempt from Backup Withholding

The following is a list of payees that may be exempt from backup withholding if the payee properly establishes its entitlement to such exemption through the provision of the requisite documentation to the extent required by Treasury regulations.

(1)	A corporation.

(2)	An organization exempt from tax under section 501(a), or an individual retirement plan (“IRA”), or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2).

(3)	The United States or any of its agencies or instrumentalities.

(4)	A State, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.

(5)	A foreign government or any of its political subdivisions, agencies or instrumentalities.

(6)	An international organization or any of its agencies or instrumentalities.

(7)	A foreign central bank of issue.

(8)	A dealer in securities or commodities required to register in the United States or a possession of the United States.

(9)	A futures commission merchant registered with the Commodity Futures Trading Commission.

(10)	A real estate investment trust.

(11)	An entity registered at all times during the tax year under the Investment Company Act of 1940.

(12)	A common trust fund operated by a bank under section 584(a).

(13)	A financial institution.

(14)	A middleman known in the investment community as a nominee or custodian.

(15)	A trust exempt from tax under section 664 or described in section 4947.

Payments of dividends generally not subject to backup withholding include the following:

(1)	Payments to nonresident aliens subject to withholding under section 1441.

(2)	Payments to partnerships not engaged in a trade or business in the United States and that have at least one nonresident alien partner.

(3)	Payments made by certain foreign organizations.

Payments of interest not generally subject to backup withholding include the following:

(1)	Payments of tax-exempt interest (including exempt interest dividends under section 852).

(2)	Payments described in section 6049(b)(5) to nonresident aliens.

(3)	Payments on tax-free covenant bonds under section 1451.

(4)	Payments made by certain foreign organizations.

Payments that are not subject to information reporting are also not subject to backup withholding. For details see sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A, and 6050N, and the regulations under such sections. Exempt payees should complete a Substitute Form W-9 to avoid possible erroneous backup withholding.

Privacy Act Notice.—Section 6109 requires you to give your correct taxpayer identification number to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return and may also provide this information to various government agencies for tax enforcement or litigation purposes. The IRS may also disclose this information to other countries under a tax treaty. You must provide your taxpayer identification number whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties

(1) Penalty for Failure to Furnish Taxpayer Identification Number.—If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) Civil Penalty for False Information With Respect to Withholding.—If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

(3) Criminal Penalty for Falsifying Information.—Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS

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